Exhibit 99.1

News Release

IGT Announces New $1 billion Share Repurchase Authorization and $400 million Accelerated Stock Buyback

(LAS VEGAS - June 14, 2012) – International Game Technology (NYSE: IGT), a global leader in driving technology innovations in the gaming industry, today announced that its Board of Directors has authorized a new share repurchase program of up to $1 billion of the Company’s outstanding common stock.

Additionally, the Company has entered into an accelerated stock buyback agreement with Goldman, Sachs & Co., under which it will repurchase approximately $400 million of its common stock.  The accelerated stock buyback will be conducted as the first part of the Company’s new $1 billion share repurchase authorization.  The remaining $600 million is currently anticipated to be utilized over the next 3 to 4 years.

These actions demonstrate the Board of Directors’ confidence and IGT’s continued dedication to responsible capital deployment.  Over the past 10 years, IGT has returned over $4 billion in cash to shareholders in share repurchases and dividends.

IGT will fund the accelerated stock buyback using cash on hand and borrowings from the Company’s revolving credit facility.  The new $1 billion share repurchase authorization will replace the company’s previously announced $500 million authorization.

Under the terms of the agreement, IGT will pay Goldman Sachs $400 million on June 19 and will receive initial deliveries of approximately 21 million shares, representing a substantial majority of the shares expected to be retired over the course of the accelerated stock buyback.  The total number of shares ultimately repurchased under the agreement will be determined based on the daily volume-weighted average share price of IGT’s common stock during the repurchase period less a discount, and subject to a cap provision that will establish a minimum number of shares repurchased. IGT is filing a Current Report on Form 8-K with the Securities and Exchange Commission describing the accelerated stock buyback agreement in more detail.

News Release

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains statements based on current expectations regarding the Company’s future repurchases of its common stock that do not relate to historical or current facts, but are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, without limitation, the Company’s available capital resources, the Company’s expected future financial and operational performance, and anticipated increased revenue yields and operating margin if general economic conditions improve, which may cause the Company not to make share repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice.  More information about potential factors that could affect IGT’s business and financial results is included in IGT’s filings with the U.S. Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IGT’s Annual Report on Form 10-K for its 2011 fiscal year and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2012, and is available on the SEC website at www.sec.gov and on the investor relations section of IGT’s website at www.IGT.com.  All information provided in this release is as of June 14, 2012, and IGT does not intend, and undertakes no duty, to update this information.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
IGT Vice President of Investor Relations
+1 866-296-4232